Contacts:  Matthew Sherman / Joele Frank
                                       Joele Frank, Wilkinson Brimmer Katcher
                                       (212) 355-4449

                                       Cara O'Brien / Lila Sharifian
                                       Financial Dynamics
                                       (212) 850-5600



FOR IMMEDIATE RELEASE

              STEVEN MADDEN, LTD. AND THE BARINGTON CAPITAL GROUP
                               REACH AGREEMENT -
                     COMPANY WILL ALLOCATE $25 MILLION TO
                   SHARE REPURCHASE AND/OR DIVIDENDS IN 2005

     ~ Company will add an Additional Independent Director to the Board ~

         LONG ISLAND CITY, N.Y. - February 2, 2005 - Steven Madden, Ltd. (the "Company") and a group of investors led by Barington Capital Group, L.P. (the "Barington Group") that has reported beneficial ownership of approximately 7.7% of the Company's outstanding shares, announced today that they have reached an agreement that will avoid a proxy contest at the Company's 2005 annual meeting of shareholders.

         Under the terms of the Settlement Agreement, the current Board, in its sole discretion, will determine who will be nominated for re-election to the Board of Directors at the 2005 annual meeting. The Company will also add a new independent Board member who will join the recently elected Harold D. Kahn as independent candidates for election at the 2005 annual meeting. The Barington Group has agreed to vote for the election of each of the Board's nominees.

         The Settlement Agreement includes assurances that the Company will dedicate additional capital resources to the enhancement of shareholder value through share repurchases (including possibly by self-tender offer) and/or dividends. For the fiscal year ended December 31, 2004 the Company repurchased a total of 545,100 shares for an aggregate of $9.7 million. For 2005, the Company has committed to spend $25 million, an increase of approximately 150% over 2004. It has further committed to spend an additional $10 million in 2006. Final programs utilizing cash resources are subject to market conditions and applicable legal requirements.

         Under the Agreement the Board will meet with representatives of the Barington Group on a quarterly basis to engage in an open dialogue with the Board. The Company has also agreed to appoint one of its independent directors as a lead director.

         Finally, the Agreement provides that the Barington Group will abide by certain standstill provisions for a two year period. The Barington Group will support the Board through the 2006 annual meeting of shareholders, subject to the terms of the Settlement Agreement, which will be incorporated into a Report on Form 8-K to be filed by the Company this week.

         Jamie Karson, Chairman and Chief Executive Officer of Steven Madden, Ltd. and the Outside Directors of the Company stated, "We are pleased that this matter has been resolved in a manner that serves the best interests of our stockholders. It has always been our intent to enhance shareholder value and this Agreement clearly evidences that intent."

         "Our Board of Directors and the management team are very focused on growing the business, improving profitability of various divisions, further building and leveraging the Steve Madden brand, and enhancing shareholder value for the long-term. We collectively look forward to turning our full attention to ensuring that Steven Madden, Ltd. remains one of the premier fashion footwear companies in the marketplace."

         James A. Mitarotonda, Chairman and Chief Executive Officer of Barington Capital Group, stated, "This agreement demonstrates the commitment of all parties to addressing the interests of all stockholders in a significant and positive way. As we have previously stated, we are pleased the Company added Hal Kahn to its Board last December so that the existing management team can benefit from Mr. Kahn's retail and merchandising expertise. We are also pleased with the agreement to appoint a lead director and an additional independent director to the Board and that the Company will dedicate $35 million over the next two years to stockholders through share repurchases and/or dividends. We believe these actions will provide significant value to shareholders. We are looking forward to engaging in a constructive dialogue with the Board."

         Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at http://www.stevemadden.com . The Company has several licenses for the Steve Madden and Stevies brands, including eyewear, hosiery, and belts, owns and operates one retail store under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and Unionbay Men's Footwear.

         Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting management teams in creating or improving shareholder value.


Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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